Exhibit 99.1

NEWS RELEASE October 18, 2023

Contacts: Dan Schlanger, CFO
Kris Hinson, VP Corp Finance & Treasurer
Crown Castle Inc.
713-570-3050

CROWN CASTLE REPORTS THIRD QUARTER 2023 RESULTS AND PROVIDES OUTLOOK FOR FULL YEAR 2024
October 18, 2023 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") today reported results for the third quarter ended September 30, 2023 and issued its full year 2024 outlook, as reflected in the table below.

	Full Year 2024		Full Year 2023
(dollars in millions, except per share amounts)	Current Outlook Midpoint(a)	Midpoint Growth Rate Compared to Previous Year Outlook	Current Outlook Midpoint(a)	Midpoint Growth Rate Compared to Previous Year Actual

Site rental revenues	$6,370	(2)%	$6,511	4%
Net income (loss)	$1,253	(15)%	$1,469	(12)%
Net income (loss) per share—diluted	$2.88	(15)%	$3.38	(12)%
Adjusted EBITDA(b)	$4,163	(6)%	$4,422	2%
AFFO(b)	$3,005	(8)%	$3,279	2%
AFFO per share(b)	$6.91	(8)%	$7.54	2%
(a)As issued on October 18, 2023.
(b)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

"Our third quarter results continue to demonstrate the resiliency of our business, allowing us to keep our full year 2023 outlook consistent with expectations of 5% tower organic revenue growth and delivering on 10,000 small cell nodes," stated Jay Brown, Crown Castle's Chief Executive Officer. "Based on our customers' continued investments to meet increasing data demand, we expect full year 2024 organic growth excluding the impact of Sprint Cancellations of 4.5% from towers, 13% from small cells, based on plans to deliver approximately 14,000 small cell nodes, and 3% from fiber solutions to generate consolidated organic revenue growth of 5%. To achieve this growth, we plan to deploy discretionary capital, net of prepaid rent additions of $430 million, totaling approximately $1.2 billion which we expect to fund without issuing equity in 2024. As we work through discrete headwinds in 2024 and 2025, the strong underlying growth across our business gives us confidence in our ability to grow our dividend beyond 2025 and maintain our current annualized dividend of $6.26 per share. We expect the low-point of AFFO to occur during the first half of 2024, with growth expected in the second half of the year and beyond."
"We continue to focus on our strategy to deliver the highest risk-adjusted returns for our shareholders and have established a comprehensive portfolio of towers, small cells and fiber, providing unique exposure to growth throughout the entire wireless upgrade cycle. We believe our ability to capture the rising growth in small cell
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demand while continuing to generate solid tower growth results from the portfolio of assets and core capabilities we have established as the largest operator of shared communications infrastructure in the United States."
RESULTS FOR THE QUARTER
The table below sets forth select financial results for the quarters ended September 30, 2023 and September 30, 2022.

(dollars in millions, except per share amounts)	Q3 2023	Q3 2022	Change	% Change
Site rental revenues	$1,577	$1,568	$9	1%
Net income (loss)	$265	$419	$(154)	(37)%
Net income (loss) per share—diluted	$0.61	$0.97	$(0.36)	(37)%
Adjusted EBITDA(a)	$1,047	$1,077	$(30)	(3)%
AFFO(a)	$767	$804	$(37)	(5)%
AFFO per share(a)	$1.77	$1.85	$(0.08)	(4)%
(a)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.

HIGHLIGHTS FROM THE QUARTER
•Site rental revenues. Site rental revenues grew 1%, or $9 million, from third quarter 2022 to third quarter 2023, inclusive of approximately $53 million in Organic Contribution to Site Rental Billings, a $31 million decrease in straight-lined revenues, and a $14 million decrease in amortization of prepaid rent. The $53 million in Organic Contribution to Site Rental Billings represents 3.9% growth and was not materially impacted by the Sprint Cancellations.
•Net income. Net income for the third quarter 2023 was $265 million compared to $419 million for the third quarter 2022, and included $72 million of charges incurred in the quarter related to our restructuring plan announced in July 2023.
•Adjusted EBITDA. Third quarter 2023 Adjusted EBITDA was $1.05 billion compared to $1.08 billion for the third quarter 2022. The decrease in the quarter was primarily a result of $35 million of lower services contribution, partially offset by lower expenses.
•AFFO and AFFO per share. Third quarter 2023 AFFO was $767 million, or $1.77 per share, representing a decrease from the third quarter 2022 of 5% and 4%, respectively. The decrease in the quarter was primarily a result of the lower contribution from Adjusted EBITDA and higher interest expense compared to third quarter 2022.
•Capital expenditures. Capital expenditures during the quarter were $347 million, comprised of $22 million of sustaining capital expenditures and $325 million of discretionary capital expenditures. Discretionary capital expenditures during the quarter included approximately $273 million attributable to Fiber and approximately $47 million attributable to Towers.
•Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $680 million in the aggregate, or $1.565 per common share, an increase of 6.5% on a per share basis compared to the same period a year ago.
•Financing activity. In July, Crown Castle repaid in full the previously outstanding 3.150% senior unsecured notes upon scheduled maturity. The aggregate principal repayment of $750 million was funded with its revolving credit facility.
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"With third quarter results in line with expectations, we remain on track with our full year 2023 outlook and are seeing the benefits of our comprehensive offering of domestic shared infrastructure assets in our full year 2024 outlook, highlighted by projected consolidated organic revenue growth of 5%, excluding the impact of payments for Sprint Cancellations," stated Dan Schlanger, Crown Castle's Chief Financial Officer. "The strong organic growth across each of our businesses is expected to contribute approximately $220 million to 2024 Adjusted EBITDA compared to 2023. However, this growth is expected to be more than offset by a combined $240 million reduction to our straight-lined revenues and amortization of prepaid rent and an additional $165 million reduction related to 2023 payments from Sprint Cancellations not recurring in 2024."
"Since achieving an investment grade credit rating in 2015, we have intentionally strengthened our balance sheet to mitigate risk by extending our weighted average debt maturity from 5 years to 8 years, decreasing the percentage of secured debt from 47% to 7% and increasing the percentage of fixed rate debt from 68% to 86%. Further, we ended the third quarter with approximately $5 billion of available liquidity under our revolving credit facility and only $750 million of debt maturities occurring through 2024."
MANAGEMENT CHANGES
Additionally, Crown Castle announced today that Mr. Schlanger, Executive Vice President and Chief Financial Officer, will depart the company effective March 31, 2024. "Dan has been a valuable member of our executive leadership team and has made significant contributions over his seven years with the company," said Mr. Brown. "Dan has been integral to our strategy and the growth of our business, built a strong finance organization, and improved our balance sheet with long-dated maturities. I wish him well in his next endeavors." Crown Castle will begin a search for Mr. Schlanger's replacement. The search will include both internal and external candidates.
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.

Restructuring Plan Update
•Crown Castle has undertaken a significant effort to simplify, streamline and centralize our business processes and operations to reduce our long-term costs and improve our customers’ experience, the beginning of which was the restructuring plan we announced in July 2023. Annual run rate savings from that restructuring plan are expected to be $105 million, comprised of $30 million of anticipated savings in 2023, $35 million of expected savings in 2024, and $40 million of expected savings included in the 2024 Outlook for services margin.
•In addition to the previously announced restructuring plan, Crown Castle plans to relocate approximately 1,000 employee positions from several locations nationwide to a centralized location by the end of the third quarter 2024. Crown Castle intends to continue to maintain local offices across the United States to support its customers' deployment activities. Additional long-term cost savings and related restructuring charges, which may be significant, are expected from the expanded consolidation but not included in the full year 2024 Outlook. The additional anticipated cost savings and related restructuring charges will be provided as they become available.

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The following table sets forth Crown Castle's current full year 2023 and 2024 Outlook. Changes to the full year 2023 Outlook from the previous full year 2023 Outlook are limited to net income, which has been updated to reflect expected charges related to the restructuring plan announced in July 2023, and a $100 million reduction to expected discretionary capital expenditures in Towers.

(in millions, except per share amounts)	Current Full Year 2023(a)			Current Full Year 2023 Outlook Midpoint(a)	Full Year 2024 Outlook(a)			Full Year 2024 Outlook Midpoint(a)
Site rental billings(b)	$5,631	to	$5,671	$5,651	$5,740	to	$5,780	$5,760
Amortization of prepaid rent	$570	to	$580	$575	$410	to	$435	$423
Straight-lined revenues	$264	to	$284	$274	$175	to	$200	$187
Site rental revenues	$6,488	to	$6,533	$6,511	$6,347	to	$6,392	$6,370
Site rental costs of operations(c)	$1,633	to	$1,678	$1,656	$1,686	to	$1,731	$1,709
Services and other gross margin	$120	to	$150	$135	$65	to	$95	$80
Net income (loss)	$1,429	to	$1,509	$1,469	$1,213	to	$1,293	$1,253
Net income (loss) per share—diluted	$3.29	to	$3.47	$3.38	$2.79	to	$2.97	$2.88
Adjusted EBITDA(d)	$4,399	to	$4,444	$4,422	$4,138	to	$4,188	$4,163
Depreciation, amortization and accretion	$1,712	to	$1,807	$1,760	$1,680	to	$1,775	$1,728
Interest expense and amortization of deferred financing costs, net(e)	$834	to	$869	$852	$933	to	$978	$956
FFO(d)	$3,183	to	$3,218	$3,201	$2,951	to	$2,996	$2,974
AFFO(d)	$3,261	to	$3,296	$3,279	$2,980	to	$3,030	$3,005
AFFO per share(d)	$7.50	to	$7.58	$7.54	$6.85	to	$6.97	$6.91
(a)As issued on October 18, 2023.
(b)See "Non-GAAP Measures and Other Information" for our definition of site rental billings.
(c)Exclusive of depreciation, amortization and accretion.
(d)See "Non-GAAP Measures and Other Information" for further information and reconciliation of non-GAAP financial measures to net income (loss), including on a per share basis.
(e)See "Non-GAAP Measures and Other Information" for the reconciliation of "Outlook for Components of Interest Expense."

•Expected net income for full year 2023 is $1.4 billion to $1.5 billion, as compared to our prior full year outlook of $1.5 billion to $1.6 billion. The reduction in 2023 net income is due to an expected $102 million to $122 million of charges related to the restructuring plan announced in July 2023.

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•The chart below reconciles the components contributing to the change in site rental revenues from 2023 to 2024 of ($170) million to ($130) million, inclusive of expected Organic Contributions to Site Rental Billings of $70 million to $110 million, or $245 million to $285 million excluding the impact of Sprint Cancellations. Expected full year consolidated site rental billings growth is 2%, inclusive of 4.5% growth from towers, 9% decline from small cells, and 3% decline from fiber solutions. Excluding the expected impact of Sprint Cancellations, full year 2024 growth is expected to be 5%, inclusive of 4.5% from towers, 13% from small cells, and 3% from fiber solutions.

•Core leasing activity for full year 2024 is expected to contribute $305 million to $335 million, consisting of $105 million to $115 million from towers (compared to $125 million to $135 million in full year 2023), $55 million to $65 million from small cells (compared to $30 million to $40 million in full year 2023), and $145 to $155 million from fiber solutions (compared to $120 million to $130 million in full year 2023).
•Payments from Sprint Cancellations are expected to be $160 million to $170 million in full year 2023 and are non-recurring, reducing full year Organic Contribution to Site Rental Billings growth by the same amount in 2024.
•Full year 2024 straight-line site rental revenues is expected to be approximately $75 million to $100 million lower than expected full year 2023, reflecting the significant portion of our tower growth that is already contracted.
•Prepaid rent amortization is expected to decrease by approximately $140 million to $165 million, with approximately a $95 million reduction in Towers and $55 million in Fiber, which includes a reduction of approximately $50 million associated with the Sprint Cancellations.

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•The chart below reconciles the components contributing to the expected decrease of $240 million to $290 million to 2024 AFFO.

•The expected increase in full year 2024 expenses reflects cost increases of approximately 3%, partially offset by approximately $35 million of lower expense growth compared to full year 2023 related to the restructuring plan announced in July 2023.
•The services contribution in full year 2024 is expected to decrease by approximately $40 million to $70 million due to lower Towers activity levels. The exit from the installation services is expected to have a neutral impact on the services contribution for full year 2024 as the decrease in installation services margin is expected to be offset by a $40 million reduction in installation-related indirect costs.
•Interest expense for full year 2024 is expected to be $85 million to $130 million higher than projected in full year 2023 Outlook, primarily related to incremental debt financing to fund discretionary capital expenditures in 2024.

Outlook for Discretionary Capital Expenditures and Prepaid Rent Additions
•Full year 2023 discretionary capital expenditures are expected to be $1.3 billion to $1.4 billion, including $1.1 billion to $1.2 billion in the fiber segment and $200 million in the tower segment. Full year 2023 prepaid rent additions are expected to be $400 million, including $300 million from fiber and $100 million from towers.
•Full year 2024 discretionary capital expenditures are expected to be $1.5 billion to $1.6 billion in 2024, including approximately $1.4 billion in the Fiber segment and $180 million in the Towers segment. Full year 2024 prepaid rent additions are expected to be approximately $430 million in 2024, including $350 million from Fiber and $80 million from Towers.
•The increase in discretionary capital expenditures for full year 2024 primarily reflects the expected increase in small cell deployments to approximately 14,000 in 2024 compared to approximately 10,000 expected in 2023, demonstrating further capital efficiency gains as we expect to increase node construction by approximately 40% while increasing capital requirements by only approximately 20%.
Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.
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CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, October 19, 2023, at 10:30 a.m. Eastern time to discuss its third quarter 2023 results. A listen only live audio webcast of the conference call, along with supplemental materials for the call, can be accessed on the Crown Castle website at https://investor.crowncastle.com. Participants may join the conference call by dialing 833-816-1115 (Toll Free) or 412-317-0694 (International) at least 30 minutes prior to the start time. All dial-in participants should ask to join the Crown Castle call.
A replay of the webcast will be available on the Investor page of Crown Castle's website until end of day, Saturday, October 19, 2024.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 85,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
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Non-GAAP Measures and Other Information
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, and Net Debt, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide segment site rental gross margin, segment services and other gross margin and segment operating profit, which are key measures used by management to evaluate our operating segments. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as site rental revenues and capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion, which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations or rent free periods, the revenues or expenses are recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily real estate depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
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•Organic Contribution to Site Rental Billings is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses Organic Contribution to Site Rental Billings to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, core leasing activities and tenant non-renewals in our core business, as well as to forecast future results. Separately, we are also disclosing Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations, which is outside of ordinary course, to provide further insight into our results of operations and underlying trends. Management believes that identifying the impact for Sprint Cancellations provides increased transparency and comparability across periods. Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
•Net Debt is useful to investors or other interested parties in evaluating our overall debt position and future debt capacity. Management uses Net Debt in assessing our leverage. Net Debt is not meant as an alternative measure of debt and should be considered only as a supplement in understanding and assessing our leverage.
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, net, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and stock-based compensation expense, net.
AFFO. We define AFFO as FFO before straight-lined revenues, straight-lined expenses, stock-based compensation expense, net, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), net (income) loss from discontinued operations, (gain) loss on sale of discontinued operations, cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures.
AFFO per share. We define AFFO per share as AFFO divided by diluted weighted-average common shares outstanding.
FFO. We define FFO as net income (loss) plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to common stockholders.
FFO per share. We define FFO per share as FFO divided by diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Billings. We define Organic Contribution to Site Rental Billings as the sum of the change in site rental revenues related to core leasing activity, escalators and payments for Sprint Cancellations, less non-renewals of tenant contracts and non-renewals associated with Sprint Cancellations. Additionally, Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations reflects Organic Contribution to Site Rental Billings less payments for Sprint Cancellations, plus non-renewals associated with Sprint Cancellations.
Net Debt. We define Net Debt as (1) debt and other long-term obligations and (2) current maturities of debt and other obligations, excluding unamortized adjustments, net; less cash, cash equivalents and restricted cash.
Segment Measures
Segment site rental gross margin. We define segment site rental gross margin as segment site rental revenues less segment site rental costs of operations, excluding stock-based compensation expense, net and amortization of prepaid lease purchase price adjustments recorded in consolidated site rental costs of operations.
Segment services and other gross margin. We define segment services and other gross margin as segment services and other revenues less segment services and other costs of operations, excluding stock-based compensation expense, net recorded in consolidated services and other costs of operations.
Segment operating profit. We define segment operating profit as segment site rental gross margin plus segment services and other gross margin, less segment selling, general and administrative expenses.
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All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Other Definitions
Site rental billings. We define site rental billings as site rental revenues exclusive of the impacts from (1) straight-lined revenues, (2) amortization of prepaid rent in accordance with GAAP and (3) contribution from recent acquisitions until the one-year anniversary of such acquisitions.
Core leasing activity. We define core leasing activity as site rental revenues growth from tenant additions across our entire portfolio and renewals or extensions of tenant contracts, exclusive of (1) the impacts from both straight-lined revenues and amortization of prepaid rent in accordance with GAAP and (2) payments for Sprint Cancellations, where applicable.
Non-renewals. We define non-renewals of tenant contracts as the reduction in site rental revenues as a result of tenant churn, terminations and, in limited circumstances, reductions of existing lease rates, exclusive of non-renewals associated with Sprint Cancellations, where applicable.
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They primarily consist of expansion or development of communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as discretionary capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
Sprint Cancellations. We define Sprint Cancellations as lease cancellations related to the previously disclosed T-Mobile US, Inc. and Sprint network consolidation as described in our press release dated April 19, 2023.
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Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Nine Months Ended			For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022		December 31, 2022
Net income (loss)	$265	$419	$1,139	$1,261	(a)	$1,675
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	8	3	30	26		34
Acquisition and integration costs	—	—	1	1		2
Depreciation, amortization and accretion	439	430	1,315	1,276		1,707
Restructuring charges	72	—	72	—		—
Amortization of prepaid lease purchase price adjustments	4	4	12	12		16
Interest expense and amortization of deferred financing costs, net(a)	217	177	627	506		699
(Gains) losses on retirement of long-term obligations	—	2	—	28		28
Interest income	(3)	(1)	(10)	(1)		(3)
Other (income) expense	—	2	4	5		10
(Benefit) provision for income taxes	7	3	21	14		16
Stock-based compensation expense, net	36	38	126	121		156
Adjusted EBITDA(b)(c)	$1,047	$1,077	$3,339	$3,249		$4,340
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2023			Full Year 2024
(in millions; totals may not sum due to rounding)	Outlook(e)			Outlook(e)
Net income (loss)	$1,429	to	$1,509	$1,213	to	$1,293
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$26	to	$36	$42	to	$52
Acquisition and integration costs	$0	to	$8	$0	to	$6
Depreciation, amortization and accretion	$1,712	to	$1,807	$1,680	to	$1,775
Restructuring charges	$102	to	$122	$0	to	$0
Amortization of prepaid lease purchase price adjustments	$15	to	$17	$15	to	$17
Interest expense and amortization of deferred financing costs, net(d)	$834	to	$869	$933	to	$978
(Gains) losses on retirement of long-term obligations	$0	to	$0	$0	to	$0
Interest income	$(14)	to	$(13)	$(12)	to	$(11)
Other (income) expense	$2	to	$7	$0	to	$9
(Benefit) provision for income taxes	$16	to	$24	$20	to	$28
Stock-based compensation expense, net	$165	to	$169	$142	to	$146
Adjusted EBITDA(b)(c)	$4,399	to	$4,444	$4,138	to	$4,188
(a)See the reconciliation of "Components of Interest Expense" for a discussion of non-cash interest expense.
(b)See discussion and our definition of Adjusted EBITDA in this "Non-GAAP Measures and Other Information."
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(d)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(e)As issued on October 18, 2023.

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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
(in millions; totals may not sum due to rounding)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022	December 31, 2022
Net income (loss)	$265	$419	$1,139	$1,261	$1,675
Real estate related depreciation, amortization and accretion	425	416	1,266	1,236	1,653
Asset write-down charges	8	3	30	26	34
FFO(a)(b)	$698	$838	$2,435	$2,523	$3,362
Weighted-average common shares outstanding—diluted	434	434	434	434	434

FFO (from above)	$698	$838	$2,435	$2,523	$3,362
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(59)	(90)	(222)	(325)	(410)
Straight-lined expenses	18	18	56	56	73
Stock-based compensation expense, net	36	38	126	121	156
Non-cash portion of tax provision	4	2	8	4	6
Non-real estate related depreciation, amortization and accretion	14	14	49	40	54
Amortization of non-cash interest expense	3	3	11	10	14
Other (income) expense	—	2	4	5	10
(Gains) losses on retirement of long-term obligations	—	2	—	28	28
Acquisition and integration costs	—	—	1	1	2
Restructuring charges	72	—	72	—	—
Sustaining capital expenditures	(21)	(23)	(54)	(65)	(95)
AFFO(a)(b)	$767	$804	$2,487	$2,398	$3,200
Weighted-average common shares outstanding—diluted	434	434	434	434	434
(a)See discussion and our definitions of FFO and AFFO in this "Non-GAAP Measures and Other Information."
(b)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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News Release continued:	Page 13
Reconciliation of Historical FFO and AFFO per share:

	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
(in millions, except per share amounts; totals may not sum due to rounding)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022	December 31, 2022
Net income (loss)	$0.61	$0.97	$2.62	$2.91	$3.86
Real estate related depreciation, amortization and accretion	0.98	0.96	2.92	2.85	3.81
Asset write-down charges	0.02	0.01	0.07	0.06	0.08
FFO(a)(b)	$1.61	$1.93	$5.61	$5.81	$7.75
Weighted-average common shares outstanding—diluted	434	434	434	434	434

FFO (from above)	$1.61	$1.93	$5.61	$5.81	$7.75
Adjustments to increase (decrease) FFO:
Straight-lined revenues	(0.14)	(0.21)	(0.51)	(0.75)	(0.94)
Straight-lined expenses	0.04	0.04	0.13	0.13	0.17
Stock-based compensation expense, net	0.08	0.09	0.29	0.28	0.36
Non-cash portion of tax provision	0.01	—	0.02	0.01	0.01
Non-real estate related depreciation, amortization and accretion	0.03	0.03	0.11	0.09	0.13
Amortization of non-cash interest expense	0.01	0.01	0.03	0.02	0.03
Other (income) expense	—	0.01	0.01	0.01	0.02
(Gains) losses on retirement of long-term obligations	—	—	—	0.06	0.06
Acquisition and integration costs	—	0.01	—	—	0.01
Restructuring charges	0.17	—	0.17	—	—
Sustaining capital expenditures	(0.05)	(0.05)	(0.12)	(0.15)	(0.22)
AFFO(a)(b)	$1.77	$1.85	$5.73	$5.52	$7.38
Weighted-average common shares outstanding—diluted	434	434	434	434	434
(a)See discussion and our definitions of FFO and AFFO, including per share amounts in this "Non-GAAP Measures and Other Information."
(b)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
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News Release continued:	Page 14
Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2023			Full Year 2024
(in millions; totals may not sum due to rounding)	Outlook(a)			Outlook(a)
Net income (loss)	$1,429	to	$1,509	$1,213	to	$1,293
Real estate related depreciation, amortization and accretion	$1,666	to	$1,746	$1,634	to	$1,714
Asset write-down charges	$26	to	$36	$42	to	$52
FFO(b)(c)	$3,183	to	$3,218	$2,951	to	$2,996
Weighted-average common shares outstanding—diluted	435			435

FFO (from above)	$3,183	to	$3,218	$2,951	to	$2,996
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(284)	to	$(264)	$(197)	to	$(177)
Straight-lined expenses	$61	to	$81	$55	to	$75
Stock-based compensation expense, net	$165	to	$169	$142	to	$146
Non-cash portion of tax provision	$0	to	$8	$2	to	$17
Non-real estate related depreciation, amortization and accretion	$47	to	$62	$46	to	$61
Amortization of non-cash interest expense	$7	to	$17	$9	to	$19
Other (income) expense	$2	to	$7	$0	to	$9
(Gains) losses on retirement of long-term obligations	$0	to	$0	$0	to	$0
Acquisition and integration costs	$0	to	$8	$0	to	$6
Restructuring charges	$102	to	$122	$0	to	$0
Sustaining capital expenditures	$(88)	to	$(68)	$(85)	to	$(65)
AFFO(b)(c)	$3,261	to	$3,296	$2,980	to	$3,030
Weighted-average common shares outstanding—diluted	435			435
Reconciliation of Current Outlook for FFO and AFFO per share:

	Full Year 2023			Full Year 2024
(in millions, except per share amounts; totals may not sum due to rounding)	Outlook per share(a)			Outlook per share(a)
Net income (loss)	$3.29	to	$3.47	$2.79	to	$2.97
Real estate related depreciation, amortization and accretion	$3.83	to	$4.01	$3.76	to	$3.94
Asset write-down charges	$0.06	to	$0.08	$0.10	to	$0.12
FFO(b)(c)	$7.32	to	$7.40	$6.78	to	$6.89
Weighted-average common shares outstanding—diluted	435			435

FFO (from above)	$7.32	to	$7.40	$6.78	to	$6.89
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(0.65)	to	$(0.61)	$(0.45)	to	$(0.41)
Straight-lined expenses	$0.14	to	$0.19	$0.13	to	$0.17
Stock-based compensation expense, net	$0.38	to	$0.39	$0.33	to	$0.34
Non-cash portion of tax provision	$0.00	to	$0.02	$0.00	to	$0.04
Non-real estate related depreciation, amortization and accretion	$0.11	to	$0.14	$0.11	to	$0.14
Amortization of non-cash interest expense	$0.02	to	$0.04	$0.02	to	$0.04
Other (income) expense	$0.00	to	$0.02	$0.00	to	$0.02
(Gains) losses on retirement of long-term obligations	$0.00	to	$0.00	$0.00	to	$0.00
Acquisition and integration costs	$0.00	to	$0.02	$0.00	to	$0.01
Restructuring charges	$0.23	to	$0.28	$0.00	to	$0.00
Sustaining capital expenditures	$(0.20)	to	$(0.16)	$(0.20)	to	$(0.15)
AFFO(b)(c)	$7.50	to	$7.58	$6.85	to	$6.97
Weighted-average common shares outstanding—diluted	435			435
(a)As issued on October 18, 2023.
(b)See discussion and our definitions of FFO and AFFO, including per share amounts in this "Non-GAAP Measures and Other Information."
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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News Release continued:	Page 15
For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued
(in millions; totals may not sum due to rounding)	Full Year 2023 Outlook(a)
Net income (loss)	$1,541	to	$1,621
Adjustments to increase (decrease) income (loss) from continuing operations:
Asset write-down charges	$26	to	$36
Acquisition and integration costs	$0	to	$8
Depreciation, amortization and accretion	$1,712	to	$1,807
Amortization of prepaid lease purchase price adjustments	$15	to	$17
Interest expense and amortization of deferred financing costs, net(b)	$834	to	$869
(Gains) losses on retirement of long-term obligations	$0	to	$0
Interest income	$(14)	to	$(13)
Other (income) expense	$2	to	$7
(Benefit) provision for income taxes	$16	to	$24
Stock-based compensation expense, net	$165	to	$169
Adjusted EBITDA(c)(d)	$4,399	to	$4,444
For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued			Previously Issued
(in millions, except per share amounts; totals may not sum due to rounding)	Full Year 2023 Outlook(a)			Full Year 2023 Outlook per share(a)
Net income (loss)	$1,541	to	$1,621	$3.54	to	$3.73
Real estate related depreciation, amortization and accretion	$1,666	to	$1,746	$3.83	to	$4.01
Asset write-down charges	$26	to	$36	$0.06	to	$0.08
FFO(c)(d)	$3,295	to	$3,330	$7.57	to	$7.66
Weighted-average common shares outstanding—diluted	435			435

FFO (from above)	$3,295	to	$3,330	$7.57	to	$7.66
Adjustments to increase (decrease) FFO:
Straight-lined revenues	$(284)	to	$(264)	$(0.65)	to	$(0.61)
Straight-lined expenses	$61	to	$81	$0.14	to	$0.19
Stock-based compensation expense, net	$165	to	$169	$0.38	to	$0.39
Non-cash portion of tax provision	$0	to	$8	$0.00	to	$0.02
Non-real estate related depreciation, amortization and accretion	$47	to	$62	$0.11	to	$0.14
Amortization of non-cash interest expense	$7	to	$17	$0.02	to	$0.04
Other (income) expense	$2	to	$7	$0.00	to	$0.02
(Gains) losses on retirement of long-term obligations	$0	to	$0	$0.00	to	$0.00
Acquisition and integration costs	$0	to	$8	$0.00	to	$0.02
Sustaining capital expenditures	$(88)	to	$(68)	$(0.20)	to	$(0.16)
AFFO(c)(d)	$3,261	to	$3,296	$7.50	to	$7.58
Weighted-average common shares outstanding—diluted	435			435
(a)As issued on July 19, 2023.
(b)See the reconciliation of "Outlook for Components of Interest Expense" for a discussion of non-cash interest expense.
(c)See discussion of and our definition of Adjusted EBITDA, FFO and AFFO, including per share amounts in this "Non-GAAP Measures and Other Information."
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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News Release continued:	Page 16
Components of Changes in Site Rental Revenues for the Quarters Ended September 30, 2023 and 2022:

	Three Months Ended September 30,
(dollars in millions; totals may not sum due to rounding)	2023	2022
Components of changes in site rental revenues:
Prior year site rental billings(a)	$1,339	$1,270

Core leasing activity(a)	66	79
Escalators	24	30
Non-renewals(a)	(37)	(42)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	53	67
Payments for Sprint Cancellations(a)(b)	6	—
Non-renewals associated with Sprint Cancellations(a)(b)	(6)	—
Organic Contribution to Site Rental Billings(a)	53	67
Straight-lined revenues	58	90
Amortization of prepaid rent	126	140
Acquisitions(c)	1	1
Other	—	—
Total site rental revenues	$1,577	$1,568

Year-over-year changes in revenues:
Site rental revenues as a percentage of prior year site rental revenues	0.6%	8.1%
Changes in revenues as a percentage of prior year site rental billings:
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(a)	4.0%	5.3%
Organic Contribution to Site Rental Billings(a)	3.9%	5.3%
(a)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(b)In the third quarter 2023, we received $6 million of payments for Sprint Cancellations that relate to fiber solutions, and $5 million and $2 million of non-renewals associated with Sprint Cancellations that relate to small cells and fiber solutions, respectively.
(c)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.

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News Release continued:	Page 17
Components of Changes in Site Rental Revenues for Full Year 2023 and 2024 Outlook:

(dollars in millions; totals may not sum due to rounding)	Full Year 2023 Outlook(a)			Full Year 2024 Outlook(a)
Components of changes in site rental revenues:
Prior year site rental billings excluding payments for Sprint Cancellations(b)	$5,310			$5,486
Prior year payments for Sprint Cancellations(b)	$—			$165
Prior year site rental billings(b)	$5,310			$5,651

Core leasing activity(b)	$275	to	$305	$305	to	$335
Escalators	$90	to	$100	$95	to	$105
Non-renewals(b)	$(175)	to	$(155)	$(165)	to	$(145)
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations(b)	$205	to	$235	$245	to	$285
Payments for Sprint Cancellations(b)(c)	$160	to	$170	$(170)	to	$(160)
Non-renewals associated with Sprint Cancellations(b)(c)	$(25)	to	$(25)	$(10)	to	$(10)
Organic Contribution to Site Rental Billings(b)	$340	to	$380	$70	to	$110
Straight-lined revenues	$264	to	$284	$175	to	$200
Amortization of prepaid rent	$570	to	$580	$410	to	$435
Acquisitions(d)	—			—
Other	—			—
Total site rental revenues	$6,488	to	$6,533	$6,347	to	$6,392

Year-over-year changes in revenues:(e)
Site rental revenues as a percentage of prior year site rental revenues	3.5%			(2.2)%
Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations as a percentage of prior year site rental billings excluding payments for Sprint Cancellations(b)	4.1%			4.8%
Organic Contribution to Site Rental Billings as a percentage of prior year site rental billings(b)	6.8%			1.6%
(a)As issued on October 18, 2023.
(b)See our definitions of site rental billings, core leasing activity, non-renewals, Sprint Cancellations, Organic Contribution to Site Rental Billings, and Organic Contribution to Site Rental Billings as Adjusted for Impact of Sprint Cancellations in this "Non-GAAP Measures and Other Information."
(c)Full year 2023 Outlook reflects approximately $70 million and $100 million of payments for Sprint Cancellations that related to fiber solutions and small cells, respectively, and $10 million and $15 million of non-renewals associated with Sprint Cancellations that related to fiber solutions and small cells, respectively. These payments are non-recurring and therefore reduce full year 2024 Organic Contribution to Site Rental Billings by the same amount.
(d)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Billings, including as Adjusted for Impact of Sprint Cancellations, until the one-year anniversary of such acquisitions.
(e)Calculated based on midpoint of respective full year Outlook, where applicable.

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News Release continued:	Page 18
Components of Capital Expenditures:(a)

	For the Three Months Ended
	September 30, 2023				September 30, 2022
(in millions)	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary capital expenditures:
Communications infrastructure improvements and other capital projects	$34	$273	$5	$312	$30	$267	$5	$302
Purchases of land interests	13	—	—	13	12	—	—	12
Sustaining capital expenditures	2	14	6	22	3	10	10	23
Total capital expenditures	$49	$287	$11	$347	$45	$277	$15	$337

	For the Nine Months Ended
	September 30, 2023				September 30, 2022
(in millions)	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary capital expenditures:
Communications infrastructure improvements and other capital projects	$101	$843	$17	$961	$92	$711	$16	$819
Purchases of land interests	51	—	—	51	37	—	—	37
Sustaining capital expenditures	8	29	18	55	8	35	22	65
Total capital expenditures	$160	$872	$35	$1,067	$137	$746	$38	$921
Outlook for Discretionary Capital Expenditures Less Prepaid Rent Additions(a)(d):

(in millions)	Full Year 2023 Outlook(b)			Full Year 2024 Outlook(b)
Discretionary capital expenditures	$1,300	to	$1,400	$1,530	to	$1,630
Less: Prepaid rent additions(c)	~$400			~$430
Discretionary capital expenditures less prepaid rent additions	$900	to	$1,000	$1,100	to	$1,200
Components of Interest Expense:

	For the Three Months Ended
(in millions)	September 30, 2023	September 30, 2022
Interest expense on debt obligations	$213	$174
Amortization of deferred financing costs and adjustments on long-term debt	8	6
Capitalized interest	(4)	(3)
Interest expense and amortization of deferred financing costs, net	$217	$177
Outlook for Components of Interest Expense:

(in millions)	Full Year 2023 Outlook(b)			Full Year 2024 Outlook(b)
Interest expense on debt obligations	$824	to	$854	$922	to	$962
Amortization of deferred financing costs and adjustments on long-term debt	$20	to	$30	$20	to	$30
Capitalized interest	$(18)	to	$(8)	$(17)	to	$(7)
Interest expense and amortization of deferred financing costs, net	$834	to	$869	$933	to	$978
(a)See our definitions of discretionary capital expenditures and sustaining capital expenditures in this "Non-GAAP Measures and Other Information."
(b)As issued on October 18, 2023.
(c)Reflects up-front consideration from long-term tenant contracts (commonly referred to as prepaid rent) that are amortized and recognized as revenue over the associated estimated lease term in accordance with GAAP.
(d)Outlook reflects discretionary capital expenditures, exclusive of sustaining capital expenditures. See "Non-GAAP Measures and Other Information" for our definitions of discretionary capital expenditures and sustaining capital expenditures.

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News Release continued:	Page 19
Debt Balances and Maturity Dates as of September 30, 2023:

(in millions)	Face Value(a)	Final Maturity
Cash, cash equivalents and restricted cash	$289

Senior Secured Notes, Series 2009-1, Class A-2(b)	41	Aug. 2029
Senior Secured Tower Revenue Notes, Series 2015-2(c)	700	May 2045
Senior Secured Tower Revenue Notes, Series 2018-2(c)	750	July 2048
Finance leases and other obligations	264	Various
Total secured debt	$1,755
2016 Revolver(d)	160	July 2027
2016 Term Loan A(e)	1,169	July 2027
Commercial Paper Notes(f)	1,803	Various
3.200% Senior Notes	750	Sept. 2024
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
2.900% Senior Notes	750	Mar. 2027
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
5.000% Senior Notes	1,000	Jan. 2028
3.800% Senior Notes	1,000	Feb. 2028
4.800% Senior Notes	600	Sept. 2028
4.300% Senior Notes	600	Feb. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
5.100% Senior Notes	750	May. 2033
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$21,132
Net Debt(g)	$22,598
(a)Net of required principal amortizations.
(b)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(c)If the respective series of Tower Revenue Notes are not paid in full on or prior to an applicable anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay principal of the applicable series, and additional interest (of an additional approximately 5% per annum) will accrue on the respective series. The Senior Secured Tower Revenue Notes, 2015-2 and 2018-2 have anticipated repayment dates in 2025 and 2028, respectively. Notes are prepayable at par if voluntarily repaid within eighteen months of maturity; earlier prepayment may require additional consideration.
(d)As of September 30, 2023, the undrawn availability under the $7.0 billion 2016 Revolver was $6.8 billion. The Company pays a commitment fee on the undrawn available amount, which as of June 30, 2023 ranged from 0.080% to 0.300%, based on the Company's senior unsecured debt rating, per annum.
(e)The 2016 Term Loan A principal amortizes over a period ending in July 2027.
(f)As of September 30, 2023, the Company had $0.2 billion available for issuance under its $2.0 billion unsecured commercial paper program. The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
(g)See further information on, and our definition and calculation of, Net Debt in this "Non-GAAP Measures and Other Information."

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News Release continued:	Page 20
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "focus," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2023 and 2024 Outlook and plans, projections, expectations and estimates regarding (1) the value of our business model and strategy, (2) our dividends, including the timing, growth, and targets relating thereto, and its driving factors, (3) cash flow growth and the factors driving such growth, (4) revenue growth and its driving factors, (5) net income (loss) (including on a per share basis), (6) AFFO (including on a per share basis) and its components and growth, (7) Adjusted EBITDA and its components and growth, (8) Organic Contribution to Site Rental Billings (including as Adjusted for Impact of Sprint Cancellations) and its components and growth, (9) site rental revenues and its components and growth, (10) interest expense, (11) our balance sheet, (12) the impact of Sprint Cancellations on our operating and financial results, (13) our restructuring plan and the cost reductions, charges, scope and savings associated therewith, including timing, amounts, impact and recurrence, (14) services contribution, (15) the growth in our business and its driving factors, (16) our customers’ investments and plans and demand for our assets and solutions created thereby, and its driving factors, (17) small cell deployment, including growth in small cell node construction, and the impacts therefrom, (18) discretionary capital expenditures, including the sources of funding related thereto, (19) debt leverage ratio, (20) the impact of the exit from installation services, (21) operating trends across our business and the impacts therefrom and (22) prepaid rent additions and amortization. All future dividends are subject to declaration by our board of directors.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our communications infrastructure (including towers, small cells and fiber), driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues, reduce demand for our communications infrastructure and services and impact our dividend per share growth.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber segment has expanded rapidly, and the Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.
•If we fail to retain rights to our communications infrastructure, including the rights to land under our towers and the right-of-way and other agreements related to our small cells and fiber, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Cybersecurity breaches or other information technology disruptions could adversely affect our operations, business and reputation.
•Our business may be adversely impacted by climate-related events, natural disasters, including wildfires, and other unforeseen events.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•Our focus on and disclosure of our Environmental, Social and Governance position, metrics, strategy, goals and initiatives expose us to potential litigation and other adverse effects to our business.
•We operate in a challenging labor market and failure to attract, recruit and retain qualified and experienced employees could adversely affect our business, operations and costs.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
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•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets, possibly on unfavorable terms, to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•Certain provisions of our restated certificate of incorporation, as amended, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a Real Estate Investment Trust ("REIT") involves highly technical and complex provisions of the Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, thereby increasing our tax obligations and reducing our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."

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CROWN CASTLE INC. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$117	$156
Restricted cash	167	166
Receivables, net	512	593
Prepaid expenses	143	102
Deferred site rental receivables	115	127
Other current assets	72	73
Total current assets	1,126	1,217
Deferred site rental receivables	2,189	1,954
Property and equipment, net	15,573	15,407
Operating lease right-of-use assets	6,309	6,526
Goodwill	10,085	10,085
Other intangible assets, net	3,276	3,596
Other assets, net	141	136
Total assets	$38,699	$38,921

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$215	$236
Accrued interest	145	183
Deferred revenues	650	736
Other accrued liabilities	373	407
Current maturities of debt and other obligations	827	819
Current portion of operating lease liabilities	339	350
Total current liabilities	2,549	2,731
Debt and other long-term obligations	21,903	20,910
Operating lease liabilities	5,660	5,881
Other long-term liabilities	1,918	1,950
Total liabilities	32,030	31,472
Commitments and contingencies
Stockholders' equity:
Common stock, 0.01 par value; 1,200 shares authorized; shares issued and outstanding: September 30, 2023—434 and December 31, 2022—433	4	4
Additional paid-in capital	18,241	18,116
Accumulated other comprehensive income (loss)	(5)	(5)
Dividends/distributions in excess of earnings	(11,571)	(10,666)
Total equity	6,669	7,449
Total liabilities and equity	$38,699	$38,921
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CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenues:
Site rental	$1,577	$1,568	$4,929	$4,711
Services and other	90	178	378	511
Net revenues	1,667	1,746	5,307	5,222
Operating expenses:
Costs of operations:(a)
Site rental	420	405	1,259	1,204
Services and other	66	119	268	344
Selling, general and administrative	176	187	581	558
Asset write-down charges	8	3	30	26
Acquisition and integration costs	—	—	1	1
Depreciation, amortization and accretion	439	430	1,315	1,276
Restructuring charges	72	—	72	—
Total operating expenses	1,181	1,144	3,526	3,409
Operating income (loss)	486	602	1,781	1,813
Interest expense and amortization of deferred financing costs, net	(217)	(177)	(627)	(506)
Gains (losses) on retirement of long-term obligations	—	(2)	—	(28)
Interest income	3	1	10	1
Other income (expense)	—	(2)	(4)	(5)
Income (loss) before income taxes	272	422	1,160	1,275
Benefit (provision) for income taxes	(7)	(3)	(21)	(14)
Net income (loss)	$265	$419	$1,139	$1,261

Net income (loss), per common share:
Basic	$0.61	$0.97	$2.63	$2.91
Diluted	$0.61	$0.97	$2.63	$2.91
Weighted-average common shares outstanding:
Basic	434	433	434	433
Diluted	434	434	434	434
(a)Exclusive of depreciation, amortization and accretion shown separately.
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CROWN CASTLE INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,139	$1,261
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,315	1,276
(Gains) losses on retirement of long-term obligations	—	28
Amortization of deferred financing costs and other non-cash interest	22	10
Stock-based compensation expense, net	126	120
Asset write-down charges	30	26
Deferred income tax (benefit) provision	1	2
Other non-cash adjustments, net	10	6
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(220)	(329)
Decrease (increase) in assets	(165)	(362)
Net cash provided by (used for) operating activities	2,258	2,038
Cash flows from investing activities:
Capital expenditures	(1,067)	(921)
Payments for acquisitions, net of cash acquired	(93)	(15)
Other investing activities, net	5	(10)
Net cash provided by (used for) investing activities	(1,155)	(946)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,347	748
Principal payments on debt and other long-term obligations	(58)	(55)
Purchases and redemptions of long-term debt	(750)	(1,274)
Borrowings under revolving credit facility	2,943	2,625
Payments under revolving credit facility	(4,088)	(2,580)
Net borrowings (repayments) under commercial paper program	561	1,329
Payments for financing costs	(23)	(14)
Purchases of common stock	(29)	(64)
Dividends/distributions paid on common stock	(2,044)	(1,924)
Net cash provided by (used for) financing activities	(1,141)	(1,209)
Net increase (decrease) in cash, cash equivalents and restricted cash	(38)	(117)
Effect of exchange rate changes on cash	—	(2)
Cash, cash equivalents and restricted cash at beginning of period	327	466
Cash, cash equivalents and restricted cash at end of period	$289	$347
Supplemental disclosure of cash flow information:
Interest paid	654	559
Income taxes paid (refunded)	13	10
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CROWN CASTLE INC. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended September 30, 2023				Three Months Ended September 30, 2022
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$1,074	$503		$1,577	$1,084	$484		$1,568
Segment services and other revenues	86	4		90	175	3		178
Segment revenues	1,160	507		1,667	1,259	487		1,746
Segment site rental costs of operations	236	175		411	230	166		396
Segment services and other costs of operations	61	3		64	114	3		117
Segment costs of operations(a)(b)	297	178		475	344	169		513
Segment site rental gross margin(c)	838	328		1,166	854	318		1,172
Segment services and other gross margin(c)	25	1		26	61	—		61
Segment selling, general and administrative expenses(b)	24	48		72	28	47		75
Segment operating profit(c)	839	281		1,120	887	271		1,158
Other selling, general and administrative expenses(b)			$75	75			$81	81
Stock-based compensation expense, net			36	36			38	38
Depreciation, amortization and accretion			439	439			430	430
Restructuring charges			72	72			—	—
Interest expense and amortization of deferred financing costs, net			217	217			177	177
Other (income) expenses to reconcile to income (loss) before income taxes(d)			9	9			10	10
Income (loss) before income taxes				$272				$422
(a)Exclusive of depreciation, amortization and accretion shown separately.
(b)Segment costs of operations exclude (1) stock-based compensation expense, net of $7 million for each of the three months ended September 30, 2023 and 2022 and (2) prepaid lease purchase price adjustments of $4 million for each of the three months ended September 30, 2023 and 2022. Segment selling, general and administrative expenses and other selling, general and administrative expenses exclude stock-based compensation expense, net of $29 million and $31 million for the three months ended September 30, 2023 and 2022, respectively.
(c)See "Non-GAAP Measures and Other Information" for a discussion and our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)See condensed consolidated statement of operations for further information.
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SEGMENT OPERATING RESULTS
	Nine Months Ended September 30, 2023				Nine Months Ended September 30, 2022
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$3,234	$1,695		$4,929	$3,237	$1,474		$4,711
Segment services and other revenues	356	22		378	502	9		511
Segment revenues	3,590	1,717		5,307	3,739	1,483		5,222
Segment site rental costs of operations	714	518		1,232	689	490		1,179
Segment services and other costs of operations	252	8		260	329	7		336
Segment costs of operations(a)(b)	966	526		1,492	1,018	497		1,515
Segment site rental gross margin(c)	2,520	1,177		3,697	2,548	984		3,532
Segment services and other gross margin(c)	104	14		118	173	2		175
Segment selling, general and administrative expenses(b)	84	148		232	84	140		224
Segment operating profit(c)	2,540	1,043		3,583	2,637	846		3,483
Other selling, general and administrative expenses(b)			$246	246			$234	234
Stock-based compensation expense, net			126	126			121	121
Depreciation, amortization and accretion			1,315	1,315			1,276	1,276
Restructuring charges			72	72			—	—
Interest expense and amortization of deferred financing costs, net			627	627			506	506
Other (income) expenses to reconcile to income (loss) before income taxes(d)			37	37			71	71
Income (loss) before income taxes				$1,160				$1,275
(a)Exclusive of depreciation, amortization and accretion shown separately.
(b)Segment costs of operations exclude (1) stock-based compensation expense, net of $23 million and $21 million for the nine months ended September 30, 2023 and 2022, respectively, and (2) prepaid lease purchase price adjustments of $12 million for each of the nine months ended September 30, 2023 and 2022, respectively. Segment selling, general and administrative expenses and other selling, general and administrative expenses exclude stock-based compensation expense, net of $103 million and $100 million for the nine months ended September 30, 2023 and 2022, respectively.
(c)See "Non-GAAP Measures and Other Information" for a discussion and our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)See condensed consolidated statement of operations for further information.
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